EXHIBIT 11






                         CONSENT OF INDEPENDENT AUDITORS






The Board of Trustees and Shareholders
Forum Funds:

We consent to the use of our reports dated October 6, 1998 for Daily Assets Treasury Obligations Fund, Daily Assets Government Fund, Daily Assets Government Obligations Fund, Daily Assets Cash Fund and Daily Assets Municipal Fund, series of Forum Funds and for Treasury Cash Portfolio, Government Portfolio, Government Cash Portfolio, Cash Portfolio and Municipal Cash Portfolio, series of Core Trust (Delaware), incorporated herein by reference into the statement of additional information and to the references to our Firm under the headings, "Financial Highlights" in the prospectuses and "Auditors" in the statement of additional information.





Boston, Massachusetts
December 14, 1998